UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

CINCINNATI FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

CINCINNATI
FINANCIAL CORPORATION

2012 ANNUAL LETTER FROM THE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

ABOUT THE COMPANY

Cincinnati Financial Corporation stands among the 25 largest property casualty insurers in the nation, based on 2010 net written premiums. A select group of independent agencies actively markets our business, home and auto insurance within their communities.

These agents offer our standard market and excess and surplus commercial lines policies in 39 states and our personal lines policies in 30 states. Within this select group, we seek to become the life insurance carrier of choice and to help agents and their clients – our policyholders – by offering leasing and financing services.

Three competitive advantages distinguish our company, positioning us to build value and long-term success:

- **Commitment to our network of professional independent insurance agencies and to their continued success**
- **Financial strength that lets us be a consistent market for our agents' business, supporting stability and confidence**
- **Operating structure that supports local decision making, showcasing the strength of our claims service, field underwriting and field support services**

These advantages help us to balance growth with underwriting discipline in a competitive environment. Learn more about where we are today and how we plan to create value for shareholders, agents, policyholders and associates by reviewing publications that we promptly post on www.cinfin.com/investors **as they are completed.**

Table of Contents

TO OUR SHAREHOLDERS, FRIENDS AND ASSOCIATES:

Financial Highlights

As our industry looks back on 2011, the headline story is the unrelenting onslaught of catastrophes – tornadoes, hurricanes, hail and wildfires in the U.S., an earthquake in New Zealand, an earthquake with a tsunami in Japan, floods in Australia and Thailand – and the list goes on.

Your company shared in the losses from several of these events. We experienced the two worst catastrophe events in our 60-year history as tornadoes and hail struck our policyholders from Alabama to North Carolina in late April and from Missouri to Ohio in late May. Those two multi-day, multi-state events caused $169 million of our 2011 estimated, pretax $402 million of catastrophe losses, net of reinsurance. In total, our 2011 catastrophe loss ratio was three times higher than the annual average for the prior 10 years.

The first large storms hit just a few days before we began our new jobs as your company's chairman and chief executive officer. While the loss of lives and devastation were unprecedented, we knew we could count on our claims representatives to respond promptly, compassionately and decisively. We believe the real story for Cincinnati Financial – the one that speaks volumes about our future and your potential investment returns – is about how we came through 2011 with satisfied agents and policyholders, positive full-year operating income, higher year-end book value and unabashed optimism about our ability to create shareholder value in 2012 and well into the future.

Strong fourth-quarter operating income* more than offset our nine-month operating loss, taking full-year net income to $166 million and operating income to $121 million. Fourth-quarter underwriting profits from property casualty insurance operations rose to $98 million before taxes, our first underwriting profit for any 2011 quarter and our best result for any quarter since 2007.

Investment income rose slightly for the fourth quarter and the year, trending counter to the industry as our equity investing strategy brought us 5 percent higher dividend income for full-year 2011. Invested assets reached $11.8 billion, with total pretax unrealized gains in the portfolio up 19 percent. Year-end book



Steven J. Johnston (left), president and chief executive officer, with Kenneth W. Stecher, chairman of the board.

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our quarterly news releases, which are available on the Investors page of our website, www.cinfin.com.

Fast Fact: Your company is one of only 10 U.S. companies that have increased cash dividends paid to shareholders for more than 50 consecutive years.

Cincinnati Hallmark: A long-term perspective leads us to amass financial strength that withstands significant challenges and supports the consistent, predictable performance expected by our shareholders, policyholders, agents and associates.

Building on Our Strengths: Exceptionally strong capital gives us the ability to steadily increase dividends and be a consistent market for our agents' business, supporting stability and confidence. Corporate debt is a low 15 percent of total capital. Financial flexibility is high, with parent-company holdings of more than $1 billion of cash and marketable securities.

Our property casualty risk-based capital has remained approximately eight times higher than the minimum level required by regulators in recent years despite the faltering economy. Consistent loss reserving practices and carefully structured reinsurance programs contributed to that stability. In each of the past 23 years, our property casualty loss and loss expense reserves for prior accident years have developed favorably, contributing to earnings and book value. Whether insurance markets are soft or hard, we establish and update our reserve estimates using the same protocols and targeting total reserves within the upper half of the actuarially estimated range. In 2011, favorable development totaled $285 million, improving the combined ratio by 9.4 percentage points. We also purchase coverage from quality reinsurers for large individual losses and for catastrophe losses above the level we choose to retain. Record catastrophe losses in 2011 affected our income but minimally affected our balance sheets, as reinsurance covered $256 million of our policyholders' losses and shareholders' equity rose in 2011.

Outlook on Shareholder Value Creation: 12 percent or better average annual value creation ratio for the 2010-2014 period, indicating higher net worth of your company.

value per share rose to $31.16, up 1 percent for the year after returning to shareholders $293 million, or 6 percent of shareholders' equity. The total value returned included share repurchases and increased dividends declared to shareholders in 2011, our 51st straight year of dividend increase.

While our fourth-quarter performance was impressive, full-year results were not, and we plan to do better. As the severe storms abated in the fourth quarter, it became clear that we are effectively executing on our plans to drive growth and improve profitability. Indicators of longer-term performance are moving in the right direction.

Property casualty new business written premiums rose to a healthy $437 million in 2011, a record owing to $41 million of standard market new business produced by agencies appointed since the beginning of 2010. In total, net written property casualty premiums rose 5 percent for the year, with growth in each of our property casualty business segments: commercial, personal and excess and surplus lines insurance.

During the fourth quarter, long-awaited pricing improvement in commercial lines contributed to growth. We also continued to pursue rate adequacy in personal lines, rolling out our fourth year of homeowner increases. While these increases average 8 percent, lower increases apply for accounts with better risk characteristics. We believe these improvements reflect the cumulative effects of tools we have introduced to assist pricing precision, as well as positive changes in the broader marketplace where our agents compete.

FINANCIAL REVIEW

2011 Consolidated Revenues
In millions



$2,200
Commercial Lines (57.8%)
$763
Personal Lines (20.1%)
$70
Excess and Surplus Lines (1.8%)
$167
Life Insurance (4.4%)
$525
Investment Income, net of expenses (13.8%)
$78
Net Realized Investment Gains and Other (2.1%)

Invested Assets
At fair value
In billions



$12.3
$8.9
$10.6
$11.5
$11.8
07
08
09
10
11

Net and Operating* Income
Per common share, diluted



Net income
Operating income
$4.97
$3.54
$2.62
$2.10
$2.65
$1.32
$2.31
$1.68
$1.02
$0.74
07
08
09
10
11

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our quarterly news releases, which are available on the Investors page of our website, www.cinfin.com.

2011 consolidated revenues rose 1 percent, compared with a year ago. Each revenue source shown grew except for net realized investment gains and other. Invested assets continued a growth pattern following the U.S. financial crisis of 2008. Net income declined in 2011, compared with 2010, primarily due to $1.01 per share increase in losses from natural catastrophe events. The contribution of property casualty results, before the effect of catastrophe losses, improved by $0.10 per share in 2011.

Book Value
Per common share



Book value
Book value growth*
$35.70
(9.3%)
$25.75
(27.9%)
$29.25
13.6%
$30.91
5.7%
$31.16
0.8%
07
08
09
10
11

* Year-over-year change in book value per share

Cash Dividends Declared
Per common share



Cash dividends declared
Dividend contribution*
$1.42
3.6%
$1.56
4.4%
$1.57
6.1%
$1.59
5.4%
$1.605
5.2%
07
08
09
10
11

* Calculated as dividends declared per share to beginning book value per share

Value Creation Ratio



(5.7%)
(23.5%)
19.7%
11.1%
6.0%
07
08
09
10
11

Book value per share grew in 2011, despite absorbing the effect of the two largest catastrophe losses in the company's history. We increased our shareholder dividend in 2011, marking the 51st consecutive year of increases. To calculate the value creation ratio, we add the percentage of year-over-year growth in book value per share to the annual contribution of dividends (the percentage of declared dividends per share to beginning book value per share). The effect of the higher losses from 2011 natural catastrophe events, relative to 2010, lowered the ratio by 3.3 percentage points.



Fast Fact: Each percentage point of improvement on our combined ratio can increase our 2012 underwriting income by about $31 million.

Cincinnati Hallmark: We balance growth with underwriting discipline, applying a case-by-case approach while aiming to be a market for about 75 percent of the business that local independent agencies typically handle.

Building on Our Strengths: By diligently executing initiatives already under way, we are confident we can improve insurance results and increase earnings. For commercial lines of business, which account for 73 percent of our 2011 property casualty premium revenues, underwriters successfully negotiated average renewal price increases in the fourth quarter at low- to mid-single-digit rates.

Improvement is partly due to our development of analytics models for most lines of business, not to replace but rather to complement frontline underwriting and relationship-based decisions. Underwriters consider precise tool outputs along with information and judgments that come from having eyes on the risk–the agent's frontline evaluation of risk exposures, our field representative's onsite property inspection, the underwriter's experience with the specific agent or account, and the claims representative's report on observed changes in the nature of the risk since policy issuance. Analytics tools have contributed to progress in the two challenging lines where we first implemented them. While industry loss ratios are deteriorating for workers' compensation, our loss ratio improved by 16 percentage points in 2011. Analytics also have helped improve pricing precision and rate adequacy in our homeowner line, where we have targeted higher rate increases for less desirable accounts, improving our retention of better accounts and our mix of business.

Outlook on Profitability: A property casualty combined ratio at 95 percent or better, indicating underwriting gains.

The 2011 combined ratio was unprofitable at 109.2 percent, including 13.3 percentage points of catastrophe loss. To evaluate core underwriting progress, we also look at the ratio without catastrophe and reinsurance reinstatement effects; on that basis, the ratio improved by 2 percentage points in 2011 compared with 2010. We continued to benefit in 2011 from favorable development of prior accident year reserves, which improved our ratio by 9.4 percentage points. Because we establish and manage reserves carefully and consistently, we expect favorable development in future years. Further, the impacts of our initiatives to improve underwriting, pricing and expense control should create momentum, driving progress in 2012.

Executing on Our Plans

Through the tumult of 2011, we worked steadfastly to fulfill two commitments: First, we are determined to be unmatched in areas that differentiate Cincinnati. Our hallmarks include our agency relationships and field focus, our financial strength and our service-oriented associates who set high standards of excellence. These fundamental, unchanging tenets of the Cincinnati business model provide for continuity, resilience and competitive advantage.

Secondly, we are determined to continue executing on initiatives that improve our support of agency relationships; here are some examples of how we are building out these initiatives to widen our margin of opportunity:

Automation Efficiency Initiatives

- e-CLAS®CPP: In 2009, we first deployed this policy administration system that lets agents quote and print commercial package and auto policies in their offices. Agencies in 34 states now use this system, which has processed more than 60 percent of our non-workers' compensation commercial lines policies. Since the end of 2010, we have built the system out by automating additional forms that provide coverage for professional liability, employment practices and uninsured motorists. We incorporated pricing tools and a sales proposal system, which also are available in pilot beginning March 2012 for business written in our new small business program, CinciPak™.

- Online Policyholder Services: Our online services bring self-service to policyholders, reducing the number of information and service requests our agents receive. In 2011 we extended online payment services already available at *www.cinfin.com* for directly billed personal lines policyholders to commercial lines and life insurance policyholders. We added new services to view or print personal lines policy documents, automobile insurance identification cards and billing statements. Company-billed personal lines policyholders now have the option to accept electronic notification of billing in lieu of paper mailings.

Product Portfolio Initiatives

- Target Markets: Our Target Markets department, formed in 2010, is a product innovation center focusing on commercial product development and

---

Fast Fact: The number of field associates directly serving our independent agencies grew 4 percent since the end of 2009, while increased productivity at headquarters allowed for decreased staffing.

Cincinnati Hallmark: *We select the most professional independent agencies in each community, building mutually beneficial relationships and working to be their carrier of choice.*

Building on Our Strengths: Agents affirm that the strong presence of our field representatives makes it easier for them to place and keep business with us. These representatives call frequently on agencies and collaborate to serve their clients, setting us apart. Field staff additions in 2011 increased local access to field marketing and loss control services, workers' compensation claims specialists and property claims specialists.

Our growth strategy emphasizes earning a larger share of business from each appointed agency. We continue to add services, expand our product portfolio and marketing support and develop technology that increases agency efficiency. Field marketing representatives also identify opportunities to appoint new agencies in underserved areas, taking care to preserve franchise value for all agencies. Nearly one-quarter of the 133 agencies appointed during 2011 were in the states we entered since late 2008: Texas, Colorado, Wyoming, Connecticut and Oregon. We generally earn a 10 percent share of an agency's business within 10 years of its commercial lines appointment. In 2012, we expect to appoint approximately 130 new agencies. We also plan to appoint our first personal lines agencies in New York and Oregon, followed by Connecticut in 2013, supporting continued growth and geographic diversification.

Outlook on Growth: An increasing rate of premium growth in 2012, building toward $5 billion in property casualty and life direct written premiums for full-year 2015.

Fast Fact: Cincinnati responded to 31,270 catastrophe claims in 2011, delivering superior service through our own experienced field claims representatives.

Cincinnati Hallmark: Our operating structure and strong field presence support local decision making and showcase our claims excellence.

Building on Our Strengths: More than 400 of our 763 claims representatives volunteered to leave their home communities for temporary storm duty in 2011. Our catastrophe response featured easy claim reporting to local agencies or our 24-hour claim reporting center, followed by prompt initial contact and assessment. Storm team volunteers are authorized and equipped to immediately write the checks that put policyholders on the road to recovery. At year-end, more than 90 percent of 2011 catastrophe claims were closed. Our teams move quickly, compassionately and decisively, drawing on advantages including knowledge of Cincinnati coverage products and the local representative's relationships with area repair and rebuild vendors.

Cincinnati has no branch office bureaucracy. Field representatives empowered to make decisions work out of their homes within our agents' communities, a model that increases their availability and local knowledge while decreasing expenses. By controlling administrative costs, we afford a larger field force to better meet our customers' needs for customized, personal service. Other claims expense reduction measures in 2011 included a new audit system for litigation expense and consolidation of medical pricing vendors for workers' compensation claims.

Outlook on the Cincinnati Brand: A reputation among independent agents and their clients as a trustworthy insurer that conducts business to high customer service, legal, regulatory and ethical standards.

extra promotional support for promising niches of business. Each program has a manager who has expertise with the specific class of business and who engages with related trade and professional associations. Target Markets also identifies and develops new coverage options and improvements to existing insurance products. We introduced four new target markets programs to our agents in 2011, including coverage products for hospitality, golf and country clubs, fitness and recreation, and medical facilities. Plans for 2012 include four programs related to health services and social services. In 2011, Target Markets premiums reached $100 million.

- Excess and Surplus Lines: At the end of 2011, we marketed excess and surplus lines insurance products in each of the 39 states where we offer standard market commercial insurance. Offering excess and surplus lines helps agencies meet the needs of their clients when coverage is unavailable in the standard market. Excess and surplus lines insurers have more flexibility in coverage terms and rates than standard lines companies do. Policies generally have higher rates, with terms and conditions customized for specific risks, including restricted coverage where appropriate. Agents appreciate the unique advantages of placing this business with us, including rapid policy quotes and issuance, use of our in-house brokerage without fees and prompt support from Cincinnati's local claims and loss control field representatives. Our excess and surplus lines grew profitably in 2011, with net written premiums up 36 percent.



Consumer Care

- Claims Reporting Center: In early 2010, we implemented direct reporting via toll-free telephone calls for workers' compensation claims. This change has allowed us to quickly obtain detailed information to assign the appropriate level of claims handling expertise to each case. Workers benefit from prompt attention, their employers benefit from faster return to work, and we benefit from early management of pharmacy and medical costs. In 2011, we officially opened the center for additional types of claims, at the option of the agent and the policyholder. With this expansion, we are accepting claims around the clock and efficiently escalating those that need emergency attention.

- CinciSafe™ Loss Control Program: We introduced our comprehensive workers' compensation loss control program in 2010 for accounts with $50,000 or higher premiums. The program provides safety assessments and educates the employer on the financial benefits of implementing best practices to control the experience modification factor, a key rating component. During 2011, our loss control representatives completed assessments for all eligible policyholders. We also increased our loss control staff, including more specialists who inspect property to be covered by new or renewal policies. We believe these initiatives will improve profitability over time.

Fast Fact: 2011 dividend income from our equity investments increased 5 percent, more than offsetting flat interest income from bond investments.

Cincinnati Hallmark: Total-return equity investing helps achieve a balance between the need for short-term income and the opportunity for long-term appreciation.

Building on Our Strength: The primary driver for the 2011 increase in dividend income was a higher average dividend payment rate for the common stocks in our $3 billion equity portfolio. At year-end 2011, common stock holdings made up 24.3 percent of our investment portfolio, a higher proportion than in many insurer portfolios. The equity portfolio held $794 million of pretax net unrealized gains.

We favor large cap, high quality, dividend-increasing companies that offer the potential for both current income and longer-term asset growth. We buy common stocks only after fully covering our insurance reserves with fixed-maturity investments. We believe that our diversified selection of large cap, high quality, dividend-increasing companies generally results in reduced volatility relative to the broader equity markets. At year-end 2011, no holding had a fair value equal to or greater than 5 percent of our common stock portfolio. Pepsico Inc. (NYSE:PEP) was our largest single common stock investment, comprising 4.7 percent of the publicly traded common stock portfolio and 1.1 percent of the investment portfolio. To assure such diversity, our investment guidelines set risk tolerances for allocations and for concentrations within any security or sector. These parameters are part of an integrated corporate risk management program.

Outlook on Investment Operations: Investment income growth plus a level of total shareholder return on our equity portfolio that outperforms the S&P 500 Index.

Continuous Improvement

At the time we moved to our new leadership roles in May 2011, we announced two significant organizational changes. To facilitate integrated decisions and actions, we united all of our commercial lines areas under the umbrella of a new Business Insurance department, headed by Executive Vice President J. F. Scherer; and brought together several areas under Planning, Analytics & Risk Management, led by Senior Vice President and Chief Risk Officer Teresa Cracas.

Our strategic planning activities, along with our risk management program formalized several years ago, have encouraged us to be more openly communicative and more fully collaborative across department walls in pursuit of shared goals; more skilled at collecting, managing and applying data to business decisions; and more tightly aligned in setting goals from the corporate level to departments, territories, teams and individual associates, and even to the agency level. We are beginning to see successes fueled by this cultural evolution, and our confidence has never been higher.

We are working across the company to measure performance and to align compensation of every associate accordingly. Our formulae for various components of compensation consider factors such as progress toward measurable individual goals, the associate's level of responsibility and control, and the company's value creation ratio relative to peers. That ratio was 6 percent for 2011 – better than some peers but less than our target of a 12 percent average annual ratio over the five-year period through 2014.

To consistently get to 12 percent or above, your company needs to attract and retain bright, curious associates who bring or acquire strong industry knowledge and sharp technical skills. We have launched a talent management initiative to assure that happens, and associates who want to learn will have many opportunities. This is an exciting time for those associates, and for all who share our positive outlook on what we can accomplish by executing on initiatives that take our business model into the next generation.

Respectfully,

/S/Kenneth W. Stecher

Kenneth W. Stecher
Chairman of the Board

/S/Steven J. Johnston

Steven J. Johnston, FCAS, MAAA, CFA
President and Chief Executive Officer

March 9, 2012

CONDENSED BALANCE SHEETS AND INCOME STATEMENTS

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions)	At December 31, 2011	2010
Assets		
Investments	$ 11,801	$ 11,508
Cash and cash equivalents	438	385
Premiums receivable	1,087	1,015
Reinsurance receivable	622	572
Other assets	1,720	1,615
Total assets	$ 15,668	$ 15,095
Liabilities		
Insurance reserves	$ 6,553	$ 6,234
Unearned premiums	1,633	1,553
Deferred income tax	314	260
Long-term debt and capital lease obligation	821	807
Other liabilities	1,292	1,209
Total liabilities	10,613	10,063
Shareholders' Equity		
Common stock and paid-in capital	1,489	1,484
Retained earnings	3,885	3,980
Accumulated other comprehensive income	901	769
Treasury stock	(1,220)	(1,201)
Total shareholders' equity	5,055	5,032
Total liabilities and shareholders' equity	$ 15,668	$ 15,095

(Dollars in millions except per share data)	Years ended December 31, 2011	2010	2009
Revenues			
Earned premiums	$ 3,194	$ 3,082	$ 3,054
Investment income, net of expenses	525	518	501
Realized investment gains and losses	70	159	336
Fee revenues	4	4	3
Other revenues	10	9	9
Total revenues	3,803	3,772	3,903
Benefits and Expenses			
Insurance losses and policyholder benefits	2,524	2,180	2,242
Underwriting, acquisition and insurance expenses	1,036	1,021	1,004
Other operating expenses	13	16	20
Interest expense	54	54	55
Total benefits and expenses	3,627	3,271	3,321
Income Before Income Taxes	176	501	582
Provision for Income Taxes	10	124	150
Net Income	$ 166	$ 377	$ 432
Per Common Share:			
Net income—basic	$ 1.02	$ 2.32	$ 2.66
Net income—diluted	$ 1.02	$ 2.31	$ 2.65

FIVE-YEAR SUMMARY FINANCIAL INFORMATION

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)	Years ended December 31, 2011	2010	2009	2008	2007
Financial Highlights					
Net income	$ 166	$ 377	$ 432	$ 429	$ 855
Net realized investment gains and losses, after tax	45	103	217	85	245
Operating income	$ 121	$ 274	$ 215	$ 344	$ 610
Per Share Data (diluted)					
Net income	$ 1.02	$ 2.31	$ 2.65	$ 2.62	$ 4.97
Net realized investment gains and losses, after tax	0.28	0.63	1.33	0.52	1.43
Operating income	$ 0.74	$ 1.68	$ 1.32	$ 2.10	$ 3.54
Cash dividends declared	1.605	1.59	1.57	1.56	1.42
Book value	31.16	30.91	29.25	25.75	35.70
Ratio Data					
Debt-to-total-capital	15.0%	14.3%	15.0%	16.7%	12.7%
Book value growth	0.8%	5.7%	13.6%	(27.9)%	(9.3)%
Cash dividends declared to beginning book value	5.2	5.4	6.1	4.4	3.6
Value creation ratio	6.0%	11.1%	19.7%	(23.5)%	(5.7)%
Consolidated Property Casualty Insurance Operations (Statutory)					
Agency renewal written premiums	$ 2,867	$ 2,692	$ 2,665	$ 2,828	$ 2,960
Agency new business written premiums	437	414	405	368	325
Net written premiums	3,098	2,963	2,911	3,010	3,117
Earned premiums	3,029	2,924	2,911	3,010	3,125
Current accident year before catastrophe losses	$ 2,213	$ 2,154	$ 2,102	$ 2,174	$ 2,030
Current accident year catastrophe losses	407	165	172	205	47
Prior accident years before catastrophe losses	(280)	(287)	(181)	(321)	(224)
Prior accident year catastrophe losses	(5)	(17)	(7)	(2)	(21)
Total loss and loss expenses	$ 2,335	$ 2,015	$ 2,086	$ 2,056	$ 1,832
Underwriting expenses	987	974	953	965	988
Net underwriting gain (loss)	(293)	(65)	(128)	(11)	305
Loss ratio	64.4%	56.5%	58.6%	57.7%	46.6%
Loss expense ratio	12.6	12.4	13.1	10.6	12.0
Underwriting expense ratio	31.9	32.9	32.7	32.1	31.7
Combined ratio	108.9%	101.8%	104.4%	100.4%	90.3%
Policyholders' surplus	$ 3,747	$ 3,777	$ 3,648	$ 3,360	$ 4,307
Net written premiums to surplus	0.83	0.78	0.80	0.90	0.72
Commercial Lines Property Casualty Insurance Operations (Statutory)					
Net written premiums	$ 2,218	$ 2,155	$ 2,181	$ 2,311	$ 2,413
Earned premiums	2,197	2,154	2,199	2,316	2,411
Loss ratio	58.5%	53.5%	55.1%	54.2%	44.8%
Loss expense ratio	12.9	13.2	13.8	10.7	13.1
Underwriting expense ratio	32.8	32.9	32.9	31.7	31.3
Combined ratio	104.2%	99.6%	101.8%	96.6%	89.2%
Personal Lines Property Casualty Insurance Operations (Statutory)					
Net written premiums	$ 801	$ 750	$ 691	$ 685	$ 704
Earned premiums	762	721	686	689	714
Loss ratio	82.5%	65.4%	70.2%	69.0%	53.2%
Loss expense ratio	12.4	9.0	10.2	10.4	8.1
Underwriting expense ratio	29.3	32.7	31.0	32.2	32.8
Combined ratio	124.2%	107.1%	111.4%	111.6%	94.1%
Excess & Surplus Lines Property Casualty Insurance Operations (Statutory)					
Net written premiums	$ 79	$ 58	$ 39	$ 14	$ –
Earned premiums	70	49	27	5	–
Loss ratio	48.9%	58.1%	50.4%	82.2%	–%
Loss expense ratio	11.4	25.6	24.3	27.3	–
Underwriting expense ratio	30.5	35.2	54.4	81.1	–
Combined ratio	90.8%	118.9%	129.1%	190.6%	–%
Life Insurance Operations (Statutory)					
Written premiums	$ 306	$ 376	$ 346	$ 185	$ 167
Net income (loss) before realized investment gains and losses	–	13	11	(18)	7
Net income (loss)	(13)	15	15	(70)	39
Gross life insurance face amount in force	77,691	74,124	69,814	65,887	61,873
Admitted assets excluding separate account business	2,735	2,569	2,260	1,930	2,029
Risk-based capital					
Total adjusted capital	288	318	316	290	506
Authorized control level risk-based capital	36	35	40	37	66

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our quarterly news releases, which are available on the Investors page of our website, www.cinfin.com.

CINCINNATI FINANCIAL CORPORATION SAFE HARBOR STATEMENT

This is our "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2011 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.

Factors that could cause or contribute to such differences include, but are not limited to:

- Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
- Increased frequency and/or severity of claims
- Inadequate estimates or assumptions used for critical accounting estimates
- Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
- Declines in overall stock market values negatively affecting the company's equity portfolio and book value
- Events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
  - Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
  - Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
  - Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities
- Prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
- Increased competition that could result in a significant reduction in the company's premium volume
- Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
- Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
- Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
- Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
- Events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
  - Downgrades of the company's financial strength ratings
  - Concerns that doing business with the company is too difficult
  - Perceptions that the company's level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
  - Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
- Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
  - Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
  - Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
  - Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
  - Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
  - Increase our provision for federal income taxes due to changes in tax law
  - Increase our other expenses
  - Limit our ability to set fair, adequate and reasonable rates
  - Place us at a disadvantage in the marketplace
  - Restrict our ability to execute our business model, including the way we compensate agents
- Adverse outcomes from litigation or administrative proceedings
- Events or actions, including unauthorized intentional circumvention of controls, that reduce the company's future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
- Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
- Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
- Difficulties with technology or data security breaches, including cyber attacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

SUBSIDIARY OFFICERS AND DIRECTORS

As of March 9, 2012, listed alphabetically

The Cincinnati Insurance Company (CIC)
The Cincinnati Indemnity Company (CID)
The Cincinnati Casualty Company (CCC)
The Cincinnati Specialty Underwriters Insurance Company (CSU)
The Cincinnati Life Insurance Company (CLIC)
CSU Producer Resources Inc. (C-SUPR)
CFC Investment Company (CFC-I)

Executive Officers

Teresa C. Cracas
Chief Risk Officer and Senior Vice President of all subsidiaries
CIC, CID, CCC, CSU Director

Donald J. Doyle, Jr., CPCU, AIM
CIC, CID, CCC, CSU, C-SUPR Senior Vice President – Excess & Surplus Lines
CIC, CID, CCC, CSU Director

Craig W. Forrester, CLU
CIC, CID, CCC, CLIC, Senior Vice President and Chief Technology Officer

Martin F. Hollenbeck, CFA, CPCU
CIC, CID, CCC, CSU, CLIC Senior Vice President and Chief Investment Officer
CFC-I President and Chief Operating Officer
CIC, CID, CCC, CSU, CLIC, CFC-I Director

Steven J. Johnston, FCAS, MAAA, CFA
Chief Executive Officer of all subsidiaries
CIC, CID, CSU, C-SUPR President
Director of all subsidiaries

Thomas A. Joseph, CPCU
CCC President
CIC, CID Senior Vice President – Personal Lines
CIC, CID, CCC, CSU Director

John S. Kellington
CIC, CID, CCC, CSU, CLIC, Senior Vice President and Chief Information Officer
CIC, CID, CCC, CSU Director

Lisa A. Love
Senior Vice President, General Counsel and Corporate Secretary of all subsidiaries
CIC, CID, CCC, CSU Director

Eric N. Mathews, CPCU, AIAF
CIC, CID, CCC, CLIC Senior Vice President – Corporate Accounting

Martin J. Mullen, CPCU
CIC, CID, CCC Senior Vice President and Chief Claims Officer
CIC, CID, CCC, CSU, CLIC Director

David H. Popplewell, FALU, LLIF
CLIC President and Chief Operating Officer; Director

Jacob F. Scherer, Jr.
CIC, CID, CCC, CLIC, CSU, C-SUPR Executive Vice President – Business Insurance
Director of all subsidiaries

John J. Schiff, Jr., CPCU
CIC, CID, CCC, CSU, CLIC Chairman of the Executive Committee
Director of all subsidiaries

Michael J. Sewell
Chief Financial Officer and Senior Vice President of all subsidiaries
CSU, C-SUPR Treasurer
Director of all subsidiaries

Joan O. Shevchik, CPCU, CLU
CIC, CID, CCC Senior Vice President – Corporate Communications

Kenneth W. Stecher
Chairman of the Board of all subsidiaries
Director of all subsidiaries

Charles P. Stoneburner II, CPCU, AIM
CIC, CID, CCC Senior Vice President – Commercial Lines
CIC, CID, CCC, CSU Director

Timothy L. Timmel
CIC, CID, CCC, CLIC, CFC-I Senior Vice President – Operations
CIC, CID, CCC, CSU, CLIC, CFC-I Director

Senior Officers

Michael R. Abrams
CIC, CID, CCC, CLIC Vice President – Investments

Dawn M. Alcorn
CIC, CID, CCC Vice President – Administrative Services

Brad E. Behringer
CLIC Senior Vice President and Chief Underwriter

Roger A. Brown, FSA, MAAA
CLIC Vice President – Actuarial
CLIC Director

David L. Burbrink
CLIC Vice President – Life Field Services

William M. Clevidence, CIC
CIC, CID, CCC Vice President – Sales & Marketing

Joel W. Davenport, CPCU, AAI
CIC, CID, CCC Vice President – Commercial Lines

J. Michael Dempsey, CLU
CLIC Vice President – Life Marketing Administration

Mark R. DesJardins, CPCU, AIM, AIC, ARP
CIC, CID, CCC Vice President – Learning & Development

W. Dane Donham, AIM
CIC, CID, CCC Vice President – Sales & Marketing

Anthony W. Dunn, CPA, CPCU, CIA
CIC, CID, CCC, CLIC Vice President – Planning, Analytics & Risk Management

Harold L. Eggers, CLU, FLMI, FALU, HIAA
CLIC Vice President – Life Policy Issue

Frederick A. Ferris
CIC, CID, CCC Vice President – Commercial Lines

Carl C. Gaede, CPCU, AFSB
CIC, CID, CCC Vice President – Bond & Executive Risk

William J. Geier, CPCU, CLU, ChFC, FLMI, AIM, HIAA
CIC, CID, CCC, CLIC Vice President – Information Technology

Scott A. Gilliam
CIC, CID, CCC, CLIC Vice President and Government Relations Officer

Gary B. Givler
CIC, CID, CCC Vice President – Headquarters Claims

David T. Groff, CPCU, FCAS, MAAA
CIC, CID, CCC Vice President – Pricing Analytics

Kevin E. Guilfoyle
CFC-I Senior Vice President – Leasing

David L. Helmers, CPCU, API, ARe, AIM
CIC, CID, CCC Vice President – Personal Lines

Anthony E. Henn, CPCU, AIM, AAM, ARe, AIT
CIC, CID, CCC Vice President – Commercial Lines

Theresa A. Hoffer
CIC, CID, CCC, CLIC Vice President – Corporate Accounting
CIC, CID, CCC Treasurer

Timothy D. Huntington, CPCU, AU
CIC, CID, CCC Vice President – Commercial Lines

Thomas H. Kelly
CIC, CID, CCC Vice President – Bond & Executive Risk

Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP
CIC, CID, CCC Vice President – Commercial Lines

Ronald C. Klimkowski, CIC, AIC
CIC, CID, CCC Vice President – Target Markets

Gary J. Kline, CPCU
CIC, CID, CCC Vice President – Commercial Lines

Philip T. Kramer, CIC
CIC, CID, CCC Vice President – Sales & Marketing

Steven W. Leibel, CPCU, AIM
CIC, CID, CCC Vice President – Personal Lines

Jerry L. Litton
CFC-I Treasurer

Richard L. Mathews, CPCU
CIC, CID, CCC, CLIC Vice President – Information Technology

Richard P. Matson
CIC, CID, CCC, CLIC, CFC-I Vice President – Purchasing/Fleet

Dennis E. McDaniel, CPA, CMA, CFM, CPCU
CIC, CID, CCC, CLIC Vice President and Investor Relations Officer

David E. McKinney, CPCU, AIM
CIC, CID, CCC Vice President – Commercial Lines

David U. Neville, CPCU, AIM, API, ARe
CIC, CID, CCC Vice President – Personal Lines

Gary A. Nichols
CIC, CID, CCC Vice President – Headquarters Claims

Glenn D. Nicholson, LLIF
CLIC Senior Vice President and Senior Marketing Officer; Director

Michael K. O'Connor, CFA, CPCU, AFSB
CIC, CID, CCC, CLIC Vice President – Investments

James D. Ogle, CPCU, AIC
CIC, CID, CCC Vice President – Headquarters Claims

Todd H. Pendery, FLMI
CIC, CID, CCC, CLIC Vice President – Corporate Accounting
CLIC Treasurer

Marc C. Phillips, CPCU, AIM
CIC, CID, CCC Vice President – Commercial Lines

Ronald L. Robinson
CIC, CID, CCC Vice President – Field Claims

Michael A. Rouse
CIC, CID, CCC Vice President – Commercial Lines

Thomas J. Scheid
CIC, CID, CCC, CLIC Vice President – Inspection Services & Facilities

Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC
CIC, CID, CCC, CLIC Vice President – Staff Underwriting

Henry C. Schmidt III, AIM
CIC, CID, CCC Vice President – Personal Lines

J. B. Shockey, CPCU, CIC, CLU
CIC, CID, CCC Vice President – Sales & Marketing

David W. Sloan
CFC-I Vice President – Leasing

Debra K. Smith
CIC, CID, CCC Vice President – Commercial Lines

Scott K. Smith, CPCU, ARM, AIM, AU, AAI
CIC, CID, CCC Vice President – Commercial Lines

Steven A. Soloria, CFA, CPCU
CIC, CID, CCC, CLIC Vice President – Investments

Stephen M. Spray
CIC, CID, CCC, CLIC Senior Vice President – Sales & Marketing
CIC, CID, CCC, CSU Director

Douglas W. Stang, FCAS, MAAA
CIC, CID, CCC, CLIC Vice President – Corporate Actuarial

James E. Streicher, CPCU, AIM, AIT, ARe, ASLI
CIC, CID, CCC Vice President – Personal Lines

Duane I. Swanson, CIC
CIC, CID, CCC Vice President – Sales & Marketing

William H. Thomas, CPCU, AIM
CIC, CID, CCC Vice President – Commercial Lines

Scott L. Unger
CIC, CID, CCC Vice President – Bond & Executive Risk

Philip J. Van Houten, CFE, FCLS
CIC, CID, CCC Vice President – Special Investigations

Gerald L. Varney
CIC, CID, CCC, CLIC Vice President – Purchasing/Fleet

Stephen A. Ventre, CPCU
CIC, CID, CCC Vice President – Commercial Lines

Jody L. Wainscott
CIC, CID, CCC Vice President – Target Markets

Michael B. Wedig, CPA
CIC, CID, CCC, CLIC Vice President – Corporate Tax

Paul W. Wells
CIC, CID, CCC Vice President – Bond & Executive Risk

Mark A. Welsh
CIC, CID, CCC, CLIC Vice President – Regulatory & Consumer Relations

Mark S. Wietmarschen
CIC, CID, CCC Vice President – Commercial Lines

Brian K. Wood, CPCU, AIM
CIC, CID, CCC, CLIC, CFC-I Vice President – Human Resources

General Counsel

Lisa A. Love
CIC, CID, CCC, CLIC Corporate Legal

Senior Counsel

Mark J. Huller
CIC, CID, CCC, CLIC Legal-Litigation

Counsel

Eugene M. Gelfand
CIC, CID, CCC, CLIC Legal-Litigation

G. Gregory Lewis
CIC, CID, CCC, CLIC Legal-Litigation

Stephen C. Roach
CIC, CID, CCC, CLIC Legal-Litigation

Non-Officer Directors

William F. Bahl, CFA, CIC
CIC, CID, CCC, CSU, CLIC

Gregory T. Bier, CPA (Ret.)
CIC, CID, CCC, CSU, CLIC

W. Rodney McMullen
CIC, CID, CCC, CSU, CLIC

Thomas R. Schiff
CIC, CID, CCC, CSU, CLIC

John F. Steele, Jr.
CIC, CID, CCC, CSU

Larry R. Webb, CPCU
CIC, CID, CCC, CSU

E. Anthony Woods
CIC, CID, CCC, CSU, CLIC

CIC Directors Emeriti

Robert J. Driehaus
Richard L. Hildbold, CPCU
William H. Zimmer

CINCINNATI FINANCIAL CORPORATION DIRECTORS AND OFFICERS

as of March 9, 2012

Directors

William F. Bahl, CFA, CIC
Chairman of the Board
Bahl & Gaynor Investment Counsel Inc.
(Independent registered investment adviser)
Director** since 1995 (1)(2)(3)(4)(5*)

Gregory T. Bier, CPA (Ret.)
Managing Partner (Ret.), Cincinnati Office
Deloitte & Touche LLP
(Independent registered public accounting firm)
Director since 2006 (1)(2)(4)

Linda W. Clement-Holmes
Chief Diversity Officer and Senior Vice President
Global Business Services
Procter & Gamble Company
(Consumer products)
Director since 2010 (1)

Steven J. Johnston, FCAS, MAAA, CFA
President and Chief Executive Officer
Cincinnati Financial Corporation
Director since 2011 (3)(4)

Kenneth C. Lichtendahl
Senior Adviser, Nestle Waters of North America
Former President and Chief Executive Officer, Tradewinds Beverage Company
(Ready-to-drink tea and juice manufacturer)
Director Since 1988 (1*)(5)

W. Rodney McMullen
President and Chief Operating Officer
The Kroger Company
(Retail grocery chain)
Director since 2001 (2*)(3)(4)

Gretchen W. Price
Executive Vice President, Chief Financial and Administrative Officer
Arbonne International LLC
(Beauty and nutritional products)
Director since 2002 (1)(2)(5)

John J. Schiff, Jr., CPCU
Chairman of the Executive Committee
Cincinnati Financial Corporation
Director since 1968 (3*)(4)

Thomas R. Schiff
Chairman and Chief Executive Officer
John J. & Thomas R. Schiff & Co. Inc.
(Independent insurance agency)
Director since 1975 (4)

Douglas S. Skidmore
President and Chief Executive Officer
Skidmore Sales & Distributing Company Inc.
(Food ingredient distributor)
Director since 2004 (1)(5)

Kenneth W. Stecher
Chairman of the Board
Cincinnati Financial Corporation
Director since 2008 (3)(4*)

John F. Steele, Jr.
Chairman and Chief Executive Officer
Hilltop Basic Resources Inc.
(Supplier of aggregates and concrete)
Director since 2005 (1)(3)

Larry R. Webb, CPCU
President
Webb Insurance Agency Inc.
(Independent insurance agency)
Director since 1979 (3)

E. Anthony Woods
Chairman and Chief Executive Officer
SupportSource LLC
(Management, financial and investment consulting)
Director since 1998 (2)(3)(4)

(1) Audit Committee
(2) Compensation Committee
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee
* Committee Chair
** Lead Director


W.F. Bahl


G.T. Bier


L.W. Clement-Holmes


S.J. Johnston


K.C. Lichtendahl


W.R. McMullen


G.W. Price


J.J. Schiff, Jr.


T.R. Schiff


D.S. Skidmore


K.W. Stecher


J.F. Steele, Jr.


L.R. Webb


E.A. Woods

Officers

Kenneth W. Stecher
Chairman of the Board

John J. Schiff, Jr., CPCU
Chairman of the Executive Committee

Steven J. Johnston, FCAS, MAAA, CFA
President and Chief Executive Officer

Michael J. Sewell, CPA
Chief Financial Officer, Senior Vice President and Treasurer

Martin F. Hollenbeck, CFA, CPCU
Chief Investment Officer, Senior Vice President, Assistant Secretary and Assistant Treasurer

Lisa A. Love
Senior Vice President, General Counsel and Corporate Secretary

Eric N. Mathews, CPCU, AIAF
Principal Accounting Officer, Vice President, Assistant Secretary and Assistant Treasurer

Directors Emeriti

James E. Benoski
Michael Brown
Robert J. Driehaus
Jackson H. Randolph
Lawrence H. Rogers II
John Sawyer
Frank J. Schultheis
David B. Sharrock
John M. Shepherd
Alan R. Weiler, CPCU
William H. Zimmer

SHAREHOLDER INFORMATION

Common Stock Price and Dividend Data

Common shares are traded under the symbol CINF.
(Table source: Nasdaq Global Select Market)

	2011				2010			
Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th
High	$ 34.33	$ 33.55	$ 29.54	$ 30.79	$ 29.65	$ 30.38	$ 29.39	$ 32.27
Low	31.43	27.80	23.65	24.66	25.50	25.65	25.25	28.68
Period-end close	32.79	29.18	26.33	30.46	28.91	25.87	28.82	31.69
Cash dividends declared	0.40	0.40	0.4025	0.4025	0.395	0.395	0.40	0.40

Annual Meeting

Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. on Saturday, April 28, 2012, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. You may listen to an audio webcast of the event by visiting *www.cinfin.com/investors.*

Independent Registered Public Accounting Firm

Deloitte & Touche LLP
250 East Fifth Street
Cincinnati, Ohio 45202-5109

Shareholder Services

You can manage your registered shares of Cincinnati Financial Corporation online by setting up your My Shareholder Account. Securely complete address changes, view your recent transactions or shareholder account statements and manage your participation in the Shareholder Investment Plan on your schedule. Once enrolled in that plan, you can buy shares directly from the company by making one-time purchases, setting up monthly withdrawals from your bank account or reinvesting your quarterly dividends. Get started by going to Shareholder Information at *www.cinfin.com/investors.*

Shareholders who have stock certificates can choose to have the certificates canceled and the shares recorded electronically in your account in direct registration (DRS). Simply mail your certificates and instructions to our Shareholder Services department, P.O. Box 145496, Cincinnati, Ohio 45250-5496. There is no charge for this service. To request other services, please email *Shareholder_inquiries@cinfin.com* or call our toll-free shareholder line, 866-638-6443.

Contact Information

You may direct communications to Cincinnati Financial Corporation's secretary, Lisa A. Love, senior vice president and general counsel, for sharing with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.
Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer
513-870-2768 or *investor_inquiries@cinfin.com*

Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.
Jerry L. Litton – Assistant Vice President, Shareholder Services
513-870-2639 or *shareholder_inquiries@cinfin.com*

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.
Joan O. Shevchik, CPCU, CLU – Senior Vice President, Corporate Communications
513-603-5323 or *media_inquiries@cinfin.com*

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
The Cincinnati Specialty Underwriters Insurance Company
CSU Producer Resources Inc.
CFC Investment Company

Mailing Address

P.O. Box 145496
Cincinnati, Ohio 45250-5496

Street Address

6200 South Gilmore Road
Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000
Fax: 513-870-2066
Email: *cfc_corporate@cinfin.com*
www.cinfin.com

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2012

CINCINNATI FINANCIAL CORPORATION

CINCINNATI
FINANCIAL CORPORATION

P. O. BOX 145496
CINCINNATI, OH 45250-5496

0000131991_1 R1.0.0.11699

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 01, 2012
Date: April 28, 2012 **Time:** 9:30 AM EDT
Location: Cincinnati Art Museum
953 Eden Park Drive
Cincinnati, Ohio 45202

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report 3. Shareholder Letter

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 18, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000131991_2 R1.0.0.11699

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01	William F. Bahl	02	Steven J. Johnston	03	Kenneth C. Lichtendahl	04	W. Rodney McMullen	05	Gretchen W. Price
06	John J. Schiff, Jr.	07	Thomas R. Schiff	08	Kenneth W. Stecher	09	John F. Steele, Jr.	10	E. Anthony Woods

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2 Ratifying the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2012.

3 Voting on a nonbinding proposal to approve compensation for the company's named executive officers.

4 Adopting the Cincinnati Financial Corporation 2012 Stock Compensation Plan.

NOTE: The business of the meeting will include such other business as may properly come before the meeting or any adjournment thereof.